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                                  EXHIBIT 14.2

                                 CODE OF CONDUCT

                                       FOR

                        DIRECTORS, OFFICERS AND EMPLOYEES
                              OF EDGAR ONLINE, INC.

1.       PURPOSE.

         The Board of Directors (the "Board") of EDGAR Online, Inc. (the "Company") has adopted the following Code of Conduct (this "Code") to apply to the Company's directors, officers and employees. This Code is intended to focus directors, officers and employees on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, foster a culture of honesty and accountability, deter wrongdoing and promote fair and accurate disclosure and financial reporting.

No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles.

2.       INTRODUCTION.

         Each director, officer and employee is expected to adhere to a high standard of ethical conduct. The good name of the Company depends on the way directors, officers and employees conduct business and the way the public perceives that conduct. Unethical actions, or the appearance of unethical actions, are not acceptable. Directors, officers and employees are expected to be guided by the following principles in carrying out their responsibilities:

         - Loyalty. Directors, officers and employees should not be, or appear to be, subject to influences, interests or relationships that conflict with the interests of the Company.

         - Compliance with Applicable Laws. Directors, officers and employees are expected to comply with all laws, rules and regulations applicable to the Company's and that individual's activities.

         - Observance of Ethical Standards. Directors, officers and employees must adhere to high ethical standards in the conduct of their duties. These include honesty and fairness.

3.       INTEGRITY OF RECORDS AND PUBLIC REPORTING.

         Directors, officers and employees should promote the accurate and reliable preparation and maintenance of the Company's financial and other records. Diligence in accurately preparing and maintaining the Company's records allows the Company to fulfill its reporting obligations and to provide stockholders, governmental authorities and the general public with full, fair, accurate, timely and understandable disclosure. In this regard, directors, officers and employees (where applicable) should: (a) accurately document and account for transactions on the books and records of the Company; and (b) diligently maintain reports, vouchers, bills, invoices, payroll and service records, business measurement and performance records and other essential data. Senior financial officers also are responsible for establishing and maintaining adequate disclosure controls and procedures and internal controls and procedures, including procedures designed to promote full, fair, accurate, timely and understandable disclosure in reports filed with the Securities and Exchange Commission and other public communications.

4.       CONFLICT OF INTEREST.

         Directors, officers and employees must avoid any conflicts of interest between themselves and the Company. Specifically, no director, officer and employee shall make any investment, accept any position or benefits, participate in any transaction or business arrangement or otherwise act in a manner that creates or appears to create a conflict of interest with the Company unless such person makes full disclosure of all facts and circumstances to, and obtains the prior written approval of the Board.

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5.       CORPORATE OPPORTUNITIES.

         Directors, officers and employees are prohibited from: (a) taking for themselves personally opportunities related to the Company's business; (b) using the Company's property, information, or position for personal gain; or (c) competing with the Company for business opportunities.

6.       CONFIDENTIALITY.

         Directors, officers and employees should maintain the confidentiality of information entrusted to them by the Company and any other confidential information about the Company, its business, customers or suppliers, that comes to them, from whatever source, except when disclosure is authorized or legally mandated. For purposes of this Code, "confidential information" includes all non-public information relating to the Company, its business, customers, suppliers or employees.

7.       COMPLIANCE WITH LAWS, RULES AND REGULATIONS.

         Directors, officers and employees shall comply with all laws, rules and regulations applicable to the Company, including insider trading laws. Transactions in Company securities are governed by the Company's Insider Trading Policy and the federal securities laws.

8.       COMPLIANCE WITH CODE OF CONDUCT.

         If you know of or suspect a violation of applicable laws, rules or regulations or this Code, you must immediately report that information to any of
(i) the General Counsel or (ii) any member of the Board. No one will be subject to retaliation because of a good faith report of a suspected violation. Violations of this Code may result in disciplinary action, up to and including discharge. The Board shall determine, or shall designate appropriate persons to determine, appropriate action in response to violations of this Code.

9.       WAIVERS.

         Any waivers of this Code must be approved by the Board.